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                                  EXHIBIT A


                                                      CO 056311
                                                       C.D.D.
                                                      RECEIVED
                                                    MAR - 4 1998
                                           Utah Div. of Corp. & Comm. Code

                            ARTICLES OF AMENDMENT
                                   TO THE
                          ARTICLES OF INCORPORATION
                                     OF
                           PEN INTERNATIONAL, INC.



     Pen International, Inc., by and through the undersigned, constituting the President and Secretary of such entity, hereby amends the Articles of Incorporation of said corporation as follows:

     1.   The name of the corporation is Pen International, Inc.

     2. Articles I of the Articles of Incorporation is amended to read as follows: "The name of the corporation is TelNet World Communications, Inc."

     3. Article XII is added to the Articles of Incorporation to read as follows: "To the fullest extent permitted by the Utah Revised Business Corporation Act, or any other applicable law as now in effect or as it may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholder for monetary damages for any action taken or any failure to take any action, as a director."

     4. The foregoing amendments were adopted by the shareholders at a meeting held on March 2, 1998.

     5. The number of share of common stock outstanding and entitled to vote upon such amendments was 1,499,500. The number of votes indisputably represented at the meeting was 908,366.

     6. The number of shares voted for the amendment set forth in paragraph 2 above was 908,366 and the number of shares voted for the amendment set forth in paragraph 3 above was 908,353. No shares voted against the amendment set forth in paragraph 2 above and 13 shares voted against the amendment set forth in paragraph 3 above. No shares abstained from voting for either amendment.

     7. The foregoing amendments do not provide for an exchange, reclassification, or cancellation of issued shares of the corporation. However, at such special meeting, the shareholders


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duly approved a one-for-thirty reverse split of the outstanding shares of common stock of the corporation.

     8. At a special meeting the shareholders also duly adopted a resolution to provide that the provisions of Section 16-10a-704 of the Utah Revised Business Corporation Act may operate to permit a the Company to take action by the written consent of fewer than all of the shareholders entitled to vote with respect to the subject matter of any action.

Dated: March 2, 1998                    Pen International, Inc.


                                            /S/ RADD C. BERRETT
Attest:                                    __________________________________
                                           Radd C. Berrett, President

 /S/ PHILIP R. BLOMQUIST, JR.
______________________________________
Philip R. Blomquist, Jr., Secretary







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